Exhibit 99.1

2020 Calamos Court
Naperville, IL 60563-2787
www.calamos.com

News Release
FOR IMMEDIATE RELEASE
Contact:
Jennifer McGuffin, Public Relations Manager
Calamos Advisors LLC
Direct: 630.245.1780
Cell: 630.328.3566
Fax: 630.245.6840
jmcguffin@calamos.com
Calamos Investments Statement on ARPS Lawsuit for Convertible and High Income Fund (NYSE: CHY)
Naperville, Illinois, August 16, 2010 — Calamos Investments announced that a law firm has filed a putative class action lawsuit purportedly filed on behalf of an asserted class of common shareholders of Calamos Convertible and High Income Fund (NYSE:CHY), alleging breach of fiduciary duty, aiding and abetting breach of fiduciary duty and unjust enrichment in connection with the redemption of auction rate preferred securities by CHY following the collapse of auction markets in February 2008. The named defendants include CHY itself, the current and former trustees of CHY, Calamos Advisors LLC and Calamos Asset Management, Inc. Calamos Advisors and Calamos Asset Management believe that the lawsuit is without merit and intend to defend themselves vigorously against these charges.
About Calamos
Calamos Investments is a globally diversified investment firm offering equity, fixed-income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals around the world via separately managed accounts and a family of open-end and closed- end funds, providing a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
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